Exhibit 99.1

PRESS  RELEASE

SOURCE:  Level  8  Systems,  Inc.;  Cicero  Technologies,  Inc.

    LEVEL 8 SYSTEMS SUBSIDIARY TO SELL GENEVA APPBUILDER IN $20 MILLION DEAL;
           LEVEL 8 TO FOCUS ON CICERO APPLICATION INTEGRATION SOFTWARE

CARY,  N.C.,  and  TEL  AVIV,  Israel,  Aug.  9

Level 8 Systems, Inc. (Nasdaq: LVEL), a global provider of high performance eBusiness integration software today announced an agreement whereby Level 8 Technologies, Inc., a wholly-owned subsidiary of Level 8 Systems, will sell the assets of its Geneva AppBuilder software to AppBuilder Solution B.V., a wholly owned subsidiary of Liraz Systems Ltd., a significant stockholder of Level 8 Systems. The transaction will enable Level 8 to concentrate on its Cicero application integration software, and its Geneva Enterprise Integrator (GEI) and Business Process Automator (BPA) workflow software products.

Under the terms of the acquisition agreement, AppBuilder Solution B.V. will acquire all of the assets associated with the Geneva AppBuilder product for approximately US$20 million in cash, subject to certain post-closing adjustments. Under the terms of the agreement, Level 8 will use US$12 million to retire certain short-term debt obligations. The agreement is subject to customary closing conditions.

``This is a positive transaction for both parties. Level 8 can concentrate on Cicero and its GEI and BPA products, while substantially reducing our short-term debt. AppBuilder Solution B.V. obtains a very successful business, which it can cultivate and expand,'' said Tony Pizi, CEO of Level 8 Systems.

``We are very excited about the new opportunity to focus on, and develop, the AppBuilder business. We perceive the AppBuilder business as a key element in Liraz's activity,'' said Yossi Shemesh, CEO of Liraz Systems, Ltd.

Level  8  to  Focus  on  Cicero
Cicero is the first software application that enables enterprises to rapidly integrate business applications and legacy systems at the desktop. Cicero accelerates the integration and maximizes the value of multiple business solutions. The result is higher customer satisfaction, increased efficiencies, and greater profitability. Cicero 4.0 software enables tasks to be completed quickly and consistently by providing users with a task-centric user interface that can be tailored to specific job functions.

Level 8 will also continue to focus on its core strength in eBusiness integration solutions with its GEI and BPA software solutions. These products deliver real-time, high-performance integration request and response features to integrate front-end technologies to back-office systems. The underlying workflow capabilities found in the GEI and BPA software will eventually converge with Cicero to provide customers with a higher value proposition.

Geneva  AppBuilder
Geneva AppBuilder is a robust and reliable enterprise-scale, repository- based, integrated application development environment that allows users to design, deploy, and maintain high-volume, distributed Java 2 Enterprise Edition (J2EE) applications. Already in use by numerous Fortune 500 customers, Geneva AppBuilder allows organizations to define mission critical applications through the specification of business rules that are independent of destination platform or technical architecture.

About  Liraz  Systems,  Ltd.
Liraz Systems Ltd., a public company traded on the Tel Aviv Stock Exchange, provides software solutions and products through numerous subsidiaries (www.liraz.co.il).

About  Level  8  Systems
Level 8 Systems, Inc. (Nasdaq: LVEL; www.level8.com) is a global provider of high performance eBusiness integration software that enables organizations to seamlessly integrate enterprise applications, information and processes within an existing infrastructure. The Company markets its products and services to a variety of industries including financial services, telecommunications, utilities, transportation and retail. More information is available on the Level 8 web site at www.level8.com.

Except for any historical information contained herein, this news release contains ``forward-looking statements'' on such matters as strategic direction, new products, and similar matters. Actual results may differ materially from the anticipated results or other expectations expressed in this release as a result of a variety of factors, including risks that customers may not adopt the Cicero technology; that Level 8's license for the Cicero technology may become non-exclusive in August, 2002; and other risks and uncertainties that could cause actual results to differ materially from such statements. For a description of other factors that could cause such a difference, please see Level 8's filings with the Securities and Exchange Commission.

Level 8, Level 8 Systems and the Level 8 logo are trademarks of Level 8 Systems, Inc. Geneva Enterprise Integrator and Business Process Automator are trademarks of Level 8 Technologies, Inc., a wholly owned subsidiary of Level 8 Systems. Cicero Technologies is a trademark of Cicero Technologies, Inc. and/or its affiliates in the U.S. and certain other countries. Cicero is a registered trademark of Merrill Lynch, Pierce, Fenner & Smith Incorporated. All other brands, names and trademarks mentioned in this document or website are the property of their respective owners.